Exhibit 10(a)(i)
SEVERANCE PROTECTION AGREEMENT
     THIS AGREEMENT made as of the ___day of ___200___by and between the “Company” (as hereinafter defined) and                      (the “Executive”).
     WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;
     WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security; and
     WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat of the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control.
     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
     1. Term of Agreement. Subject to the remaining provisions of this Section 1, this Agreement shall commence as of the date of this Agreement and shall continue in effect until                     , 200_; provided, however, that commencing on each anniversary of                      thereafter, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, if a Change in Control occurs during the term of this Agreement, the term of this Agreement shall not expire before the expiration of 24 months after the occurrence of a Change in Control. Notwithstanding the foregoing, this Agreement shall expire and be of no further force and effect in the event of any termination of employment that occurs prior to a Change in Control; provided, that, in the event that a Change in Control actually occurs following such termination of employment, nothing in this Section 1 shall prohibit the Executive from asserting that his or her termination of employment was for Good Reason, consistent with the terms of this Agreement.
     2. Definitions.
          2.1. Accrued Compensation. For purposes of this Agreement, “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, and (iv) bonuses and incentive compensation (other than the “Pro Rata Bonus” (as hereinafter defined)).
          2.2. Base Amount. For purposes of this Agreement, “Base Amount” shall mean the greater of the Executive’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period before the Change in Control, and shall include all amounts of the Executive’s base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.
          2.3. Bonus Amount. For purposes of this Agreement, “Bonus Amount” shall mean the average of the annual [cash] bonuses [(including both cash bonus and any cash bonus foregone by the Executive in exchange for restricted stock units of the Company)] paid or payable during the three full fiscal years ended before the Termination Date or, if greater, the three full fiscal years ended before the Change in Control (or, in each case, such lesser period for which [cash] annual bonuses [(including both cash bonus and any cash bonus foregone by the Executive in exchange for restricted stock units of the Company)] were paid or payable to the Executive); provided, that, in the event the Executive has not been employed by the Company for a full fiscal year, the “Bonus Amount” shall equal the Executive’s target annual [cash] bonus during the year of termination of employment.

          2.4. Cause. For purposes of this Agreement, a termination of employment is for “Cause” if (a) the Executive has been convicted of, or has entered a plea of nolo contendere to, (i) a crime constituting a felony under the laws of the United States or any state thereof or (ii) a misdemeanor involving moral turpitude, or (b) the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive (i) intentionally and continually failed substantially to perform the Executive’s reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute “Good Reason” as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive by the Company specifying the manner in which the Executive has failed substantially to perform, or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, nor failure to act, on the Executive’s part, shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.
          2.5. Change in Control. For purposes of this Agreement:
               (a) A “Change in Control” shall mean any of the following events:
      (1) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent

(20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).
     (2) The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Consent” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
     (3) A merger, consolidation or reorganization involving the Company or a subsidiary of the Company, unless
     (i) the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, continue immediately following such merger, consolidation or reorganization to represent, either by remaining outstanding or by being converted into voting securities of the surviving corporation resulting from such merger, consolidation or reorganization or its parent (the “Surviving Corporation”), at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the Surviving Corporation;
     (ii) the individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such merger, consolidation or reorganization constitute more than one-half of the members of the board of directors of the Surviving Corporation; and
     (iii) no person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately before such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.
(a transaction described in clauses (i) through (iii) shall herein be referred to as a “Non-Control Transaction”);
     (4) A complete liquidation or dissolution of the Company; or
     (5) The consummation of a sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).
               (b) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting

Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
               (c) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated before a Change in Control and the Executive reasonably demonstrates that such termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (2) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately before the date of such termination of the Executive’s employment.
          2.6. Company. For purposes of this Agreement, the “Company” shall mean H. J. Heinz Company, a Pennsylvania corporation with its principal offices at Pittsburgh, Pennsylvania, and shall include its “Successors and Assigns” (as hereinafter defined).
          2.7. Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties with the Company for a period of one hundred eighty (180) consecutive days and the Executive has not returned to the Executive’s full time employment before the Termination Date as stated in the “Notice of Termination” (as hereinafter defined).
          2.8. Good Reason. For purposes of this Agreement:
               (a) “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (l) through (7) hereof:
      (1) a change in the Executive’s title, position, duties or responsibilities (including reporting responsibilities) which represents a material adverse change from the Executive’s title, position, duties or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect him to any one of such offices or positions that represents a material adverse change, except in connection with the termination of the Executive’s employment for Disability, Cause, as a result of the Executive’s death or by the Executive other than for Good Reason;
     (2) a material reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within five (5) days of the date due;
     (3) the Executive being required by the Company to perform the Executive’s regular duties at any place outside a 30-mile radius from the place where the Executive’s regular duties were performed immediately before the Change in Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements in effect immediately before the Change in Control;
     (4) the failure by the Company to provide the Executive with compensation and benefits, in the aggregate, that are not materially less (in opportunities) than those provided for under the compensation and employee benefit plans, programs and practices in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, which may include, but not be limited to, the plans listed on Appendix A;
     (5) any material breach by the Company of any provision of this Agreement;
     (6) any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 2.4; or
     (7) the failure of the Company to obtain an agreement from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.
     In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of a condition described in clauses (1) through (7) within 90 days following the Executive’s initial knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 14 days following receipt of such written notice during which it may remedy the condition. If the Company fails to remedy the specified conditions within such

14-day period, the Executive must terminate employment within 30 days following the end of such 14-day period for termination to constitute a termination for Good Reason.
               (b) Any event or condition described in this Section 2.8(a)(1) through (7) which occurs before a Change in Control but which the Executive reasonably demonstrates (1) was at the request of a Third Party, or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred before the Change in Control and without regard to the notice and cure provisions of Section 2.8(a) which shall not apply with respect to such event or condition.
          2.9. Notice of Termination. For purposes of this Agreement, following a Change in Control, “Notice of Termination” shall mean a written notice of termination from the Company of the Executive’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
          2.10. Pro Rata Bonus. For purposes of this Agreement, “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.
          2.11. Successors and Assigns. For purposes of this Agreement, “Successor and Assigns” shall mean a corporation or other entity which has acquired or succeeded to all or substantially all or the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
          2.12. Termination Date. For purposes of this Agreement, “Termination Date” shall mean in the case of the Executive’s death, the Executive’s date of death, in the case of Good Reason, the last day of the Executive’s employment, and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of the Executive’s duties during such period of at least 30 days.

     3. Termination of Employment.
          3.1. Amount of Compensation and Benefits. If, during the term of this Agreement, the Executive’s employment with the Company shall be terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:
               (a) If the Executive’s employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive for other than Good Reason, the Company shall pay to the Executive the Accrued Compensation and, if such termination is by the Company due to the Executive’s Disability or by reason of the Executive’s death, a Pro Rata Bonus.
               (b) If the Executive’s employment with the Company shall be terminated for any reason other than as specified in Section 3.1(a), the Executive shall be entitled to the following:
     (i) the Company shall pay the Executive all Accrued Compensation and an amount equal to the bonus that the Executive would have received for the year of termination, determined without regard to such termination, and based on the actual performance of the Company, pro-rated for the number of days the Executive was employed by the Company during such year.
     (ii) the Company shall pay the Executive as severance pay in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to [three (3)/two (2)] times the sum of (A) the Base Amount and (B) the Bonus Amount; and
     (iii) for a number of months equal to [thirty-six (36)/twenty four (24)] (the “Continuation Period”), the Company shall at its expense continue on behalf of the Executive and the Executive’s dependents and beneficiaries the life insurance, medical, dental and hospitalization benefits provided (x) to the Executive immediately prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.1(b)(iii) during the Continuation Period shall be no less favorable to the Executive and the Executive’s dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans (whether or not the Executive actually elects coverage), in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans (computed assuming that the Executive elected to participate in the subsequent employer’s benefit plans to the maximum extent allowable) is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, the Executive’s dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits; and
     (iv) the Company shall pay in a single payment an amount in cash equal to the excess of (A) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company’s supplemental and other retirement plans including, but not limited to, the retirement plans listed in Appendix A, had (w) the Executive remained employed by the Company for an additional [two/three] complete years of credited service, (x) the Executive’s annual compensation during such period been equal to the Executive’s Base Salary and the Bonus Amount, (y) the Company made employer contributions to each defined contribution plan in which the Executive was a participant at the Termination Date (in the amount that would have been contributed based on the assumptions in (w) and (x) above) and (z) the

Executive been fully (100%) vested in the Executive’s benefit under each retirement plan in which the Executive was a participant, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive is actually entitled to receive under such retirement plans. For purposes of this subsection (iv), the “lump sum actuarial equivalent” shall be determined in accordance with the “Lump Sum Factors” as prescribed under the terms of the Employees’ Retirement System of H. J. Heinz Company Plan “A” – For Salaried Employees immediately before the Executive’s termination of employment.
               (c) The amounts provided for in Sections 3.1(a) and 3.1(b)(i), (ii) and (iv) shall be paid in a single lump sum cash payment as soon as reasonably practicable following the Executive’s Termination Date (or earlier, if required by applicable law), provided that, the pro-rated bonus described in Section 3.1(b)(i) shall be paid at the normally scheduled time for annual bonuses.
               (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1(b)(iii).
               (e) Notwithstanding the foregoing, the payments otherwise due hereunder may be limited to the extent provided in Section 5 and Section 12(b) hereof.
          3.2. Coordination with other Compensation and Benefits.
               (a) The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any other Company plan, program, practice or arrangement providing severance benefits.
               (b) The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans (including, the plans listed on Appendix A) and other applicable programs, policies and practices then in effect.

     4. Notice of Termination. Following a Change in Control, any purported termination of the Executive’s employment by the Company and/or the Employer shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.
     5. Excise Tax Limitation.
          (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of l986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The reduction provided for in the preceding sentence shall not apply, and Section 6 below shall apply, if the Payments, prior to any reduction in accordance with the preceding sentence, exceed one hundred and ten percent (110%) of the maximum amount which could be received without incurring the Excise Tax.
          (b) If a reduction is required pursuant to Section 5(a), unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time for the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.
          (c) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Plan and the calculation of such Limited Payment Amount shall be made at the Company’s expense by an accounting firm selected by the Company which is designated as one of the five largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”) together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the Termination Date if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish to the Executive an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 5(d) below.
          (d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive either have been made or will not be made by the Company which, in either case, will be inconsistent with the limitations provided in Section 5(a) (hereinafter referred to as an “Excess Payment” or “Underpayment” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand (but not less than ten (10) days after written notice is received by the Executive) together with interest on the Excess Payment at the applicable “federal short term rate” prescribed pursuant to Code section 1274(d)(1)(C)(i) (hereinafter the “Applicable Federal Rate”) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination or resolution together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to the Executive until the date of payment.
     6. Excise Tax Indemnification. If the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of l986, as amended (the “Code”), or under any other similar provision of the laws of any state or local jurisdiction within the United States (the “Excise Tax”), the Company shall indemnify and hold harmless the Executive and the Executive’s heirs, executors, administrators and permitted assigns (all such aforesaid parties shall be referred to as “Indemnified Parties”) from and against any loss (“the Loss”) incurred by imposition on the Executive of the Excise Tax, such indemnification to be implemented by paying to the Indemnified Parties an amount (“Indemnification Payment”) as hereinafter provided. The intent of this Section 6 is to provide for payments or reimbursements on a grossed-up basis which are sufficient, but not more than sufficient, to make the Indemnified Parties economically whole with respect to any Excise Tax imposed on the Executive’s Share, any costs of contesting any such Excise Tax and any other taxes imposed by reason of a loan to the Indemnified Parties pending resolution of any such contest, and the foregoing provisions are to be interpreted accordingly.
          6.1. Amount of Indemnification Payment. The Indemnification Payment shall be the amount which, after deduction of all income taxes and additional federal, state and local taxes (including, without limitation, any additional Excise Tax) required to be paid by the Executive in respect of receipt of the Indemnification Payment (assuming, for this purpose, that the Executive is subject to the highest marginal rate of federal income taxation in effect during the calendar year in which the Indemnification Payment is to be made and that state and local income taxes are due for such year at the highest marginal rates of taxation in effect in the state and locality of the Executive’s residence on the date of payment, and applying the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, but assuming that the Executive has no other deductions or credits available to reduce such taxes), shall be equal to the sum of (i) the Excise Tax resulting in the Loss and (ii) the net amount of any interest, penalties or additions to tax payable to any taxing authority (after allowing for the deduction of such amounts, to the extent properly deductible, for federal, state or local income tax purposes) as a result of the Loss. The amount determined above shall be adjusted to take into account on a grossed-up basis any expenses described in Section 6.3(a) and any additional taxes incurred by reason of the inclusion in income of, or imputation of, interest on any advance pursuant to Section 6.3(b).
          6.2. Time of Indemnification Payment. The Indemnification Payment (or each applicable portion thereof) shall be made within thirty (30) days after the compensation or benefits (or each applicable portion thereof) to which the Excise Tax (as determined by the Company) relates is received by the

Executive. Additional Indemnification Payments shall be made within thirty (30) days after receipt by the Company of written notice from the Executive of any claim by a taxing authority that any additional Excise Tax is due, which notice by the Executive shall include a copy of the written statement from the taxing authority setting forth the amount of additional tax, interest, penalties or additions to tax claimed to be due in respect thereof; provided that, if a contest is being conducted pursuant to Section 6.3 below, any additional Indemnification Payments (or applicable portion thereof) shall not be required to be made shall until 30 days after the completion or termination of such contest except as provided in Section 6.3(b) below. Any Indemnification Payment required hereunder and not timely made shall accrue interest until paid at the Applicable Federal Rate. Without limiting the application of the foregoing, in all events, Indemnification Payments for tax amounts owed by the Executive shall be paid no later than the end of the calendar year following the calendar year in which the Executive remits such tax amounts to the applicable tax authority.
          6.3. Management of Tax Contests. The Company shall have the sole and exclusive right to initiate and to conduct on behalf of the Indemnified Parties all aspects of any contest or appeal of any tax controversy relating to the Excise Tax. The Indemnified Parties shall cooperate with the Company in the conduct of any such contest or appeal (at the expense of the Company). The indemnifications provided for in this Section 6 are conditional on the Company receiving from the Indemnified Parties timely notice of any actual or threatened tax controversy relating to the Excise Tax (including, without limitation, an inquiry or notice of audit by a taxing authority with respect to the years involved or any request for extension of the period for assessment or collection of taxes for such years) and upon the continuing cooperation of the Indemnified Parties during the course of any such contest or appeal.
          (a) During the course of any such contest or appeal the Company shall promptly defray any and all expenses that the Indemnified Parties may incur as a result of contesting such proposed Excise Tax, including, without limitation, indemnification and prompt payment of all costs, legal and accounting fees and disbursements, bonding fees, or other litigation related expenses so incurred.
          (b) If the Company shall elect to contest a proposed Excise Tax by causing the Indemnified Parties to make payment and then seek a refund,

then the Company shall advance to the Indemnified Parties, on an interest-free basis, the aggregate amount of the required payment. If as a result of such contest a refund becomes payable to the Indemnified Parties, upon receipt of such refund the Indemnified Parties shall promptly pay over to the Company the amount of such refund (and included interest) received by the Indemnified Parties (which amount shall be deemed to be in repayment of the loan advanced by the Company to the extent fairly attributable thereto), subject to offset of any Indemnification Payment then due and owing by the Company to the Indemnified Parties pursuant to this Section 6. Upon final denial of any such refund or a portion thereof, the Company shall forgive the amount of such advance fairly attributable to the amount not refunded (which forgiveness shall be applied against the Indemnification Payment determined under Section 6.1.
     7. Successors; Nonalienation.
          7.1. Successors.
          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successor and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     7.2. Nonalienation. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
     8. Settlement of Claims and Resolution of Disputes. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. Any disputes arising under or in connection with this Agreement shall, at the discretion of the Executive or the Company, be resolved by binding arbitration, to be held in Pittsburgh, Pennsylvania, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If arbitration is not requested by either party, any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Pittsburgh, Pennsylvania.
     9. Fees and Expenses.
          (a) Subject to Section 9(b) below, the Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (1) the Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (2) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, and (3) the Executive’s hearing before the Board as contemplated in Section 2.4 of this Agreement; provided, however, that the circumstances set forth in clauses (1) and (2) (other than as a result of the Executive’s termination of employment under circumstances described in Sections 2.5(c) and 2.8(b)) occurred on or after a Change in Control.
          (b) Section 9(a) shall not apply, and all legal fees and related expenses incurred by the Executive shall remain the responsibility of the Executive, if the Executive does not prevail on at least one material issue in dispute in such contest or dispute.
     10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
     11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company

(except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
     12. Miscellaneous.
          (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
          (b) Notwithstanding Section 12(a) or any other provision of this Agreement to the contrary, if consummation of a transaction may be contingent on the parties’ ability to use pooling of interests accounting and the Company reasonably determines (after consultation with its independent auditors) that a provision of this Agreement would preclude the use of pooling of interests accounting with respect to such transaction, the Company may, with or without the acquiescence of the Executive, eliminate or modify that provision to the extent required to allow pooling of interests accounting.
     13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof.
     14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     15. Code Section 409A. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Code section 409A and applicable regulations thereunder and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code section 409A or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Code section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Code section 409A. Any amounts payable under this Agreement solely on account of an involuntary separation from service within the meaning of Code section 409A shall be excludible from the requirements of Code section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. To the extent that deferred compensation subject to the requirements of Code section 409A becomes payable under this Agreement to a “specified employee” (within the meaning of Code section 409A) on account of separation from service, any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code section 409A. Further, any reimbursements or in-kind benefits provided under this Agreement that are subject to Code section 409A shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
[Remainder of page intentionally left blank; signature page to follow.]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

H. J. HEINZ COMPANY

ATTEST:

By:

Name: Rene Biedzinski		Name:	D.E.I. Smyth
Title: Secretary		Title:	Senior Vice President - Corporate and Government Affairs and Chief Administrative Officer

By:

[Insert Name of the Executive]

APPENDIX A
COMPENSATION AND BENEFIT PLANS
Retirement Plans
H. J. Heinz Company Employees Retirement and Savings Plan
Employees’ Retirement System of H. J. Heinz Company Plan “A” – For Salaried Employees
H. J. Heinz Company Supplemental Executive Retirement Plan
H. J. Heinz Company Employees Retirement and Savings Excess Plan
Welfare Plans
H. J. Heinz Company Non-bargaining Employees Welfare Benefit Program
     Components of Welfare Benefits Program
•	Medical and Prescription Drug Coverage

•	Dental Coverage

•	Vision Coverage

•	Short-Term Disability Plan

•	Medical and Dependent Care Flexible Spending Accounts

•	Tuition Reimbursement Plan
H. J. Heinz Company Voluntary Employees’ Beneficiary Association Long Term Disability Plan*
H. J. Heinz Company Severance Pay Plan
Executive Life Insurance Plan
Executive Group Umbrella Liability Plan
Long Term Care Plan

*	Executives are eligible for Supplemental Disability coverage on preferred terms with UNUM Provident. This is a voluntary program, at the executive’s own expense.

APPENDIX A (CONT’D)
COMPENSATION AND BENEFIT PLANS
Other Compensation and Benefit Plans
H. J. Heinz Company Incentive Compensation Plan (“SSP”)
H. J. Heinz Company Senior Executive Incentive Compensation Plan
Global Stock Purchase Plan
1986 Deferred Compensation Program for Executives of H. J. Heinz Company and Affiliated Companies
H. J. Heinz Company Executive Deferred Compensation Plan
Stock Option Plans
•	H. J. Heinz Company 1990 Stock Option Plan

•	H. J. Heinz Company 1994 Stock Option Plan

•	H. J. Heinz Company 1996 Stock Option Plan

•	H. J. Heinz Company 2000 Stock Option Plan

•	H. J. Heinz Company FY2003 Stock Incentive Plan
Plus any employee benefit plans, programs and practices that would be specific to an Executive who does not participate in U.S. benefit plans, programs and practices.